Exhibit 3

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                NEW PLAYBOY, INC.

            The undersigned, being the Executive Vice President, Law and Administration, and General Counsel and the Secretary of NEW PLAYBOY, INC. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, do hereby certify as follows:

            1. The name of the Corporation is NEW PLAYBOY, INC. The date of filing its original Certificate of Incorporation with the Secretary of State was April 30, 1998.

            2. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented.

            3. The text of the Amended and Restated Certificate of Incorporation, as amended or supplemented heretofore, is hereby restated to read as herein set forth in full:

            FIRST: The name of the corporation is NEW PLAYBOY, INC.

            SECOND: Its principal office in the State of Delaware is located at 1013 Centre Road, Wilmington. The name and address of its resident agent is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. In the County of New Castle.

            THIRD: The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

            To engage in the business of: publishing of all kinds; all phases of entertainment and communications, including motion pictures, plays, radio, television; the operation of hotels and resorts; and the operation of establishments featuring food, beverage and entertainment.

            To engage in any lawful act or activity, or engage in any business, for which corporations may be organized under the General Corporation Law of the State of Delaware.

            In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

            FOURTH: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Thirty Seven Million Five Hundred Thousand (37,500,000) shares of Common Stock, consisting of Seven Million Five Hundred Thousand (7,500,000) shares of Class A Common Stock of the par value of One Cent ($.0l) per share and Thirty Million (30,000,000) shares of Class B Common Stock of the par value of One Cent ($.0l) per share.

      A. Terms of Common Stock

            Except as otherwise required by law or as otherwise provided in this certificate, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences, qualifications, limitations and other rights.

            Subject to all of the rights of any class of stock authorized after the effective date of this provision of Article FOURTH ranking senior to the Common Stock as to dividends, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of funds and other assets legally available for the payment of dividends. The Board of Directors may declare a dividend or distribution upon both classes of the Common Stock in shares of any authorized class or series of capital stock of the corporation only if such dividend or distribution is declared and paid proportionately to all holders of both classes of Common Stock as follows: (i) in Class A Common Stock to the holders of Class A Common Stock and in Class B Common Stock to the holders of Class B Common Stock, (ii) in Class B Common Stock to the holders of Class A Common Stock and Class B Common Stock, or (iii) in any other authorized class or series of capital stock to the holders of both classes of Common Stock.

            In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, and after the holders of any class of stock authorized after the effective date of this provision of Article FOURTH ranking senior to the Common Stock as to assets shall have been paid in full the amounts to which such holders shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders shall be entitled shall have been set aside for the benefit of the holders of such stock, the remaining net assets of the corporation shall be distributed pro rata to the holders of both classes of the Common Stock.

            In the event of a merger or consolidation of the corporation with or into another entity (whether or not the corporation is the surviving entity), the holders of Class B Common Stock shall be entitle to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class A Common Stock in such merger or consolidation.

            Except as otherwise expressly provided with respect to any other class of stock and except as otherwise may be required by law or this certificate, the Class A Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes and each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held.

            Except as expressly provided in this certificate and except as otherwise required by law, the Class B Common Stock shall have no voting rights.

            The corporation may not split, divide or combine the shares of either class of Common Stock unless, at the same time, the corporation splits, divides or combines, as the case may be, the shares of the other class of Common Stock in the same proportion and manner.

      B. Issuance of Class A Common Stock in Mergers and Acquisitions

            Class A Common Stock may be issued as consideration in a merger or other transaction involving the acquisition of or exchange for securities, assets, properties or other interests of any person or entity by the corporation, only if such issuance is approved by the holders, as of a date not more than thirty days prior to the effective date of such merger or other transaction, of a majority of the outstanding shares of Class A Common Stock, unless (i) Class B Common Stock is also issued as consideration in such merger or other transaction, and (ii) the quotient determined by dividing the number of shares of Class B Common Stock to be so issued by the number of shares of Class A Common Stock to be so issued is greater than or equal to the quotient determined, immediately prior to the effective time of such merger or other transaction, by dividing the total number of outstanding shares of Class B Common Stock by the total number of outstanding shares of Class A Common Stock.

      C. Minority Protection Transactions

            (i) If any person or group acquires beneficial ownership of additional Class A Common Stock, or if any group of persons is formed, after the effective date of this provision of Article FOURTH, and such acquisition (other than upon original issuance by the corporation, by operation of law, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan) or formation results in such person or group owning 10% or more of the issued and outstanding Class A Common Stock, and such person or group (a "Related Person") does not then own an equal or greater percentage of the Class B Common Stock, such person or group must, within a 90-day period beginning the day after becoming a Related Person, make a public tender offer in compliance with all applicable laws and regulations to acquire additional Class B Common Stock as provided in this subsection C of Article FOURTH (a "Minority Protection Transaction").

            (ii) In each Minority Protection Transaction, the Related Person must make a public tender offer to acquire that number of shares of Class B Common Stock determined by (a) multiplying the percentage of outstanding Class A Common Stock beneficially owned by such Related Person by the total number of shares of Class B Common Stock outstanding on the date such person or group became a Related Person, and (b) subtracting therefrom the total number of shares of Class B Common Stock beneficially owned by such Related Person on such date (including shares acquired on such date at or prior to the time such person or group became a Related Person). The Related Person must acquire all of such shares validly tendered; provided, however, that if the number of shares of Class B Common Stock tendered to the Related Person exceeds the number of shares required to be acquired pursuant to the formula set forth in this clause (ii), the number of shares of Class B Common Stock acquired from each tendering holder shall be pro rata in proportion to the total number of shares or Class B Common Stock tendered by all tendering holders.

            (iii) The offer price for any shares of Class B Common Stock required to be purchased by the Related Person pursuant to this provision shall be the greater of (a) the highest price per share paid by the Related Person for any share of Class A Common Stock in the six month period ending on the date such person or group became a Related Person or (b) the highest bid price of a share of Class A Common Stock or Class B Common Stock on the New York Stock Exchange (or such other exchange or quotation system as is then the principal trading market for such shares) on the date such person or group became a Related Person. For purposes of clause (iv) below, the applicable date for the calculations required by the preceding sentence shall be the date on which the Related Person or Interested Stockholder (as defined therein), became required to engage in a Minority Protection Transaction. In the event that the Related Person has acquired Class A Common Stock in the six month period ending on the date such person or group becomes a Related Person for consideration other than cash, the value of such consideration per share of Class A Common Stock shall be as determined in good faith by the Board of Directors.

            (iv) A Minority Protection Transaction shall also be required to be effected by any Related Person, and any other person or group that beneficially owns 10% or more of the outstanding shares of Class A Common Stock on the effective date of this provision of Article FOURTH (an "Interested Stockholder"), that acquires beneficial ownership of additional shares of Class A Common Stock (other than upon issuance or sale by the corporation, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) or joins with other persons to form a group, whenever such additional acquisition or formation results in such Related Person or Interested Stockholder owning the next higher integral multiple or 5% (e.g. 15%, 20%, 25%, etc.) of the outstanding shares of Class A Common Stock and such Related Person or Interested Stockholder does not own an equal or greater percentage of the shares of Class B Common Stock. Such Related Person or Interested Stockholder shall be required to make a public tender offer to acquire that number or shares of Class B Common Stock prescribed by the formula set forth in clause (ii) above, and must acquire all shares validly tendered or a pro rata portion thereof, as specified in said clause (ii), at the price determined pursuant to clause (iii) above.

            (v) If any Related Person or Interested Stockholder fails to make an offer required by this subsection C of Article FOURTH, or to purchase shares validly tendered and not withdrawn (after proration, if any), such Related Person or Interested Stockholder shall not be entitled to vote any shares of Class A Common Stock beneficially owned by such Related Person or Interested Stockholder unless and until such requirements are complied with or unless and until all shares of Class A Common Stock causing such offer requirement to be effective are no longer beneficially owned by such Related Person or Interested Stockholder.

            (vi) The Minority Protection Transaction requirement shall not apply to any increase in percentage ownership of Class A Common Stock resulting solely from a change in the total amount of Class A Common Stock outstanding, provided that any acquisition by any person or group owning 10% or more of the Class A Common Stock occurring after such change shall be subject to any Minority Protection Transaction requirement that would be imposed with respect to a Related Person or Interested Stockholder pursuant to clause (iv) of this Subsection C of Article FOURTH.

            (vii) If the person acquiring Class A Common Stock is the corporation, treasury shares will be considered issued and outstanding for purposes of determining the corporation's obligations hereunder.

            (viii) All calculations with respect to percentage ownership of issued and outstanding shares of either class of Common Stock will be based upon the numbers of issued and outstanding shares reported by the corporation on the last filed of (a) the corporation's most recent annual report on Form 10-K, (b) its most recent Quarterly Report on Form 10-Q, or (c) if any, its most recent Current Report on Form 8-K.

            (ix) For purposes of this subsection C of this Article FOURTH, the term "person" means a natural person, company, government, or political subdivision, agency or instrumentality of a government, or other entity. "Beneficial ownership" shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or any successor regulation. The formation or existence of a "group" shall be determined pursuant to Rule 13d-5(b) under the 1934 Act or any successor regulation.

            (x) The corporation shall not take any corporate action, including, without limitation, any amendment to this certificate (including any amendment effected by merger or consolidation), which will adversely affect the rights of the holders of the Class B Stock under this subsection C of Article FOURTH, unless such action shall have been approved by the holders of a majority of the outstanding shares of Class B Stock who are not Related Persons or Interested Stockholders.

      D. No Pre-emptive Rights

            No stockholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

            FIFTH: The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000.00).

            SIXTH: The corporation is to have perpetual existence.

            SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

            EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

            To make, alter or repeal the by-laws of the corporation.

            To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

            To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

            By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

            When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting-power, given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assts of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the corporation.

            NINTH: In the absence of fraud, no contract or other transaction between this corporation and any other corporation or any partnership or association shall be affected or invalidated by the fact that any director or officer of this corporation is pecuniarily or otherwise interested in or is a director, member or officer of such other corporation or of such firm, association or partnership or is a party to or is pecuniarily or otherwise interested in such contract or other transaction or in any way connected with any person or persons, firm, association, partnership or corporation pecuniarily or otherwise interested therein; any director may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation for the purpose of authorizing any such contract or transaction with like force and effect as if he were not so interested, or were not a director, member or officer of such other corporation, firm, association or partnership.

            TENTH: Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

            ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

            TWELFTH: Directors shall not be personally liable to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

            IN WITNESS WHEREOF, the undersigned have signed and attested this certificate this 5th day of August, 1998.


                                                     /s/  Howard Shapiro
                                             -----------------------------------
                                             Howard Shapiro
                                             Executive Vice President,
                                             Law and Administration,
                                             General Counsel and Secretary
ATTEST:


     /s/ Robert D. Campbell
----------------------------------
Robert D. Campbell
Assistant Secretary

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                NEW PLAYBOY, INC.

            NEW PLAYBOY. INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

            1. The Amended and Restated Certificate of Incorporation of the Corporation is amended by adding the following sentence to the end of the fifth paragraph of Article FOURTH thereof:

      The prior sentence shall not, however, apply to the merger to be effected under Section 251(g) of the General Corporation Law of the State of Delaware as contemplated by the Agreement and Plan of Merger, dated as of May 29, 1998, as the same has been and may be amended, to which the Corporation is a party.

            2. The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing in accordance with Section 228 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, New Playboy, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer this 15th of March, 1999.

                                         NEW PLAYBOY, INC.


                                         By:    /s/ Howard Shapiro
                                            ------------------------------------
                                         Name:  Howard Shapiro
                                         Title: Executive Vice President,
                                                Law and Administration,
                                                General Counsel and Secretary

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                NEW PLAYBOY, INC.

            NEW PLAYBOY, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

            1. Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

"FIRST: The name of the corporation is PLAYBOY ENTERPRISES, INC."

            2. The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, New Playboy, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer this 15th of March, 1999.

                                           NEW PLAYBOY, INC.


                                           By:    /s/ Howard Shapiro
                                              ---------------------------------
                                           Name:  Howard Shapiro
                                           Title: Executive Vice President,
                                                  Law and Administration,
                                                  General Counsel and Secretary

                    CERTIFICATE OF CHANGE OF REGISTERED AGENT

                                       AND

                                REGISTERED OFFICE

                                      *****

            PLAYBOY ENTERPRISES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

            The present registered agent of the corporation is Corporation Service Company and the present registered office of the corporation is in the county of Wilmington.

            The Board of Directors of PLAYBOY ENTERPRISES, INC. adopted the following resolution on the 20th day of September, 2000.

      RESOLVED, that the registered office of PLAYBOY ENTERPRISES, INC. in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

            IN WITNESS WHEREOF, PLAYBOY ENTERPRISES, INC. has caused this statement to be signed by Howard Shapiro, its Executive Vice President and Secretary, as of the 21st day of September, 2000.


                                             /s/ Howard Shapiro
                                   -----------------------------------------
                                   Howard Shapiro
                                   Executive Vice President, General Counsel
                                   and Secretary

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            PLAYBOY ENTERPRISES, INC.

                    ----------------------------------------

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                    ----------------------------------------

            PLAYBOY ENTERPRISES, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

            FIRST: The first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

            "The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Forty Seven Million Five Hundred Thousand (47,500,000) consisting of: (i) Seven Million Five Hundred Thousand (7,500,000) shares of Class A Common Stock of the par value of One Cent ($.01) per share, (ii) Thirty Million (30,000,000) shares of Class B Common Stock of the par value of One Cent ($.01) per share and (iii) Ten Million (10,000,000) shares of Preferred Stock of the par value of One Cent ($.01) per share."

            SECOND: The following paragraph is to be inserted as a new subsection E entitled "Terms of Preferred Stock" of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation:

            "The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law of the State of Delaware, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the

            Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Notwithstanding the foregoing, any such Preferred Stock shall not have any voting powers, except as required by law or in the event of failure to pay dividends, and shall in no event be convertible into shares of Class A Common Stock."

            THIRD: The foregoing amendments to the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, Playboy Enterprises, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer this 1st day of May, 2003.

                                        PLAYBOY ENTERPRISES, INC.


                                        By: /s/ Howard Shapiro
                                          ------------------------------------
                                          Name: Howard Shapiro
                                          Title: Executive Vice President, Law
                                          and Administration, General
                                          Counsel and Secretary

                        CERTIFICATE OF THE DESIGNATIONS,
                         POWERS, PREFERENCES AND RIGHTS
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                            PLAYBOY ENTERPRISES, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

            Playboy Enterprises, Inc., a Delaware corporation (the "Company"), hereby certifies that the following resolution was adopted by the Board of Directors of the Company:

            "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), there is hereby created, out of the 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company authorized in Article Fourth of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of 1,674 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

      Section 1. Designation of Amount.

            The shares of Preferred Stock created hereby shall be designated the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the authorized number of shares constituting such series shall be 1,674. The stated value per share shall be $10,000 (the "Stated Value").

      Section 2. Dividends.

            (a) The holders of the then outstanding shares of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, cumulative cash dividends, accruing from the Original Issuance Date (as hereinafter defined) through and including the date on which such dividends are paid at the annual rate of 8% (the "Applicable Rate") of the Liquidation Preference (as hereinafter defined) per share of the Series A Preferred Stock, payable in cash in arrears on the last day of each June and December (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the Original Issuance Date; provided that if payment in cash would not be permitted at the time (the "Cash Dividend Block") under the Indenture (as hereinafter defined), no cash dividends shall be paid or payable, until such time as the payment of dividends in cash is no longer prohibited by the terms of the Indenture. In the event of a Cash Dividend Block, the Company may at its option, pay any such dividend in Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), of the Company. If a dividend payment date is not a Business Day then such dividend shall be payable on the next Business Day. Accumulated and unpaid dividends for any prior period may be paid at any time. Such dividends shall be deemed to accrue on the Series A Preferred Stock from the Original Issuance Date and shall be cumulative whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The term "Original Issuance Date" means the date on which the Series A Preferred Stock was issued to the holder pursuant to the terms of the Series B Preferred Stock (as hereinafter defined). The term "Indenture" means that certain Indenture dated as of the Closing Date (as hereinafter defined), among the Company, certain subsidiaries of the Company and Bank One, N.A., as Trustee. The dividends provided for in this Section 2(a) are hereinafter referred to as "Base Dividends." Any dividend paid in the manner specified in this Section 2, if so paid, shall be deemed to be paid in full.

            (b) In the event of a Cash Dividend Block, any dividend payments to be made by delivering shares of Class B Common Stock shall be made by delivering the number of shares of Class B Common Stock (rounded up in the case of fractions to the next whole share) determined by dividing the amount of accrued but unpaid Base Dividends payable as of the dividend payment date by the weighted average closing price of Class B Common Stock over the 90-day period immediately preceding the dividend payment date.

            (c) If full cumulative Base Dividends are not paid in full, or declared in full and sums set apart in trust with a bank or trust company for the payment thereof, upon the shares of Series A Preferred Stock and the shares of any other series of capital stock of the Company ranking on a parity as to dividends with the Series A Preferred Stock ("Parity Dividend Stock"), all dividends declared upon shares of Series A Preferred Stock and upon all Parity Dividend Stock shall be paid or declared pro rata so that in all cases the amount of dividends paid or declared per share on the Series A Preferred Stock and such Parity Dividend Stock shall bear to each other the same ratio that unpaid accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of Series A Preferred Stock and such other shares of Parity Dividend Stock, bear to each other. Unless and until full cumulative Base Dividends on the shares of Series A Preferred Stock in respect of all past semi-annual dividend periods have been paid, and the full amount of Base Dividends on the shares of Series A Preferred Stock in respect of the then current semi-annual dividend period shall have been or are contemporaneously declared in full and sums set aside in trust with a bank or trust company for the payment thereof, no dividends shall be paid or declared or set aside for payment or other distribution upon the Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") and the Class B Common Stock, and collectively with the Class A Common Stock the "Common Stock"), of the Company or any other capital stock of the Company ranking junior to the Series A Preferred Stock as to dividends (other than in shares of, or warrants or rights to acquire, solely capital stock of the

Company ranking junior to the Series A Preferred Stock both as to dividends and as to distributions upon liquidation, dissolution or winding up of the Company).

            The terms "accrued dividends," "dividends accrued" and "dividends in arrears," whenever used herein with reference to shares of Series A Preferred Stock shall be deemed to mean an amount which shall be equal to Base Dividends thereon at the Applicable Rate per share from the date or dates on which such dividends commence to accrue to the end of the then current semi-annual dividend period (or, in the case of redemption or conversion, to the effective date of redemption or conversion as provided herein), whether or not earned or declared and whether or not assets of the Company are legally available therefor, and if full dividends are not declared or paid, then such dividends shall cumulate, with additional dividends thereon, compounded semi-annually, at the Applicable Rate, for each semi-annual period during which such dividends remain unpaid.

            The amount of any Base Dividends per share of Series A Preferred Stock for any full semi-annual period shall be computed by multiplying the Applicable Rate for such semi-annual dividend period by the Liquidation Preference per share and dividing the result by two. Base Dividends payable on the shares of Series A Preferred Stock for any period less than a full semi-annual dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed for any period less than one month.

      Section 3. Liquidation Preference.

            (a) In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of the Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Company available for distribution to the Company's stockholders, whether such assets are stated capital or surplus of any nature, after payment of the liquidation preference of any Senior Liquidation Stock (as hereinafter defined), an amount on such date equal to the Stated Value per share of Series A Preferred Stock (the "Liquidation Preference") plus an amount equal to any accrued and unpaid Base Dividends as of such date, calculated pursuant to
Section 2 and no more. Such payment shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock or any other Junior Liquidation Stock (as hereinafter defined). If upon any Liquidation, the amounts payable with respect to the Series A Preferred Stock and any Parity Liquidation Stock (as hereinafter defined) are not paid in full, holders of the Series A Preferred Stock and any Parity Liquidation Stock will share ratably in any distribution of the assets of the Company in proportion to the respective amounts that would be payable per share, if the assets of the Company were sufficient for all such amounts to be paid in full. Neither the consolidation or merger of the Company into or with any other entity, nor the sale or transfer by the Company of all or any part of its assets, nor the reduction of the capital stock of the Company, shall be deemed to be a Liquidation.

            (b) Any assets to be delivered to the holders of the Series A Preferred Stock pursuant to this Section 3 as a consequence of a Liquidation shall be valued at their fair market value as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and binding absent manifest error.

      Section 4. Mandatory Redemption.

            On September 15, 2010 (the "Final Redemption Date"), the Company shall, subject to any limitations or restrictions imposed by law, redeem all shares of Series A Preferred Stock that are then outstanding at a redemption price per share equal to the Liquidation Preference thereof plus an amount equal to any accrued and unpaid Base Dividends as of the Final Redemption Date (the "Final Redemption Price"). The Final Redemption Price shall be paid, at the Company's option, in either (i) cash, (ii) shares of Class B Common Stock or
(iii) any combination thereof. The number of shares of Class B Common Stock to which a holder of Series A Preferred Stock shall be entitled upon redemption pursuant to clause (ii) shall be determined by dividing (x) the Liquidation Preference of such Series A Preferred Stock plus the amount of any accrued but unpaid Base Dividends as of the Final Redemption Date by (y) the weighted average closing price of the Class B Common Stock over the 90-day period immediately preceding the Final Redemption Date. Not less than ten (10) days prior to the Final Redemption Date, notice by first class mail, postage prepaid, shall be given to each holder of record of the Series A Preferred Stock, at such holder's address as it shall appear upon the stock register of the Company on such date. Each notice shall specify the Final Redemption Price, the form of payment of the Final Redemption Price, the place or places of payment and that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Series A Preferred Stock to be redeemed. On or after the Final Redemption Date, each holder of shares of Series A Preferred Stock shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Final Redemption Price in the manner set forth in the notice.

      Section 5. Status of Redeemed Shares.

            Any shares of Series A Preferred Stock which shall at any time have been redeemed pursuant to Section 4 hereof shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series, and shall not be reissued as Series A Preferred Stock. On the Final Redemption Date, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the shares shall no longer be deemed outstanding, the dividends shall cease to accumulate, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the Series A Preferred Stock (except the right of the holders to receive the Final Redemption Price upon surrender of their certificates therefor) shall terminate, except to the extent the Company shall default in payment of the Final Redemption Price on the Final Redemption Date.

      Section 6. Voting Rights.

            Except as required by applicable law, the holders of outstanding shares of the Series A Preferred Stock shall have no voting rights or powers; provided that with respect to any matters required to be submitted to a vote of the holders of Class B Common Stock under applicable law, the holders of outstanding shares of Series A Preferred Stock shall (i) vote together with the holders of Class B Common Stock as a single class and (ii) be entitled to the number of votes per share of Series A Preferred Stock equal to the number of shares of Class B Common Stock into which such share is convertible at the time.

      Section 7. Conversion Rights.

            (a) Optional. Subject to and upon compliance with the provisions of this Section 7, the holders of the shares of Series A Preferred Stock shall be entitled, at their option, at any time to convert all or any such shares of Series A Preferred Stock into a number of fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100,000th of a share) of Class B Common Stock. The number of shares of Class B Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be determined by dividing (x) the Liquidation Preference of such Series A Preferred Stock plus the amount of any accrued but unpaid Base Dividends thereon as of the Conversion Date (as hereinafter defined) by (y) the Conversion Price (determined as provided in this Section 7).

            (b) Conversion Price. The conversion price (the "Conversion Price") shall be equal to 1.25 multiplied by the weighted average closing price of the Class B Common Stock over the 90-day period immediately prior to the Original Issuance Date, subject to adjustment from time to time in accordance with
Section 7(e).

            (c) Mandatory. (i) After the date that is three (3) years after the Original Issue Date, if at any time the weighted average closing price of the Class B Common Stock for each of fifteen (15) consecutive Trading Days (each a "Mandatory Conversion Period") equals or exceeds 150% of the Conversion Price (subject to proportionate adjustment as provided in Section 7(e)) the Company shall have the option by delivery of written notice ("Mandatory Conversion Notice") to holders of shares of Series A Preferred Stock provided within five
(5) Business Days after the end of any Mandatory Conversion Period to convert any or all shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Class B Common Stock determined by dividing (i) the Liquidation Preference of such Preferred Stock plus the amount of any accrued but unpaid Base Dividends as of the Mandatory Conversion Date (as hereinafter defined) by (ii) the Conversion Price. The Company shall send the written notice provided for above, by mail to each holder of record of Series A Preferred Stock at its address then shown on the records of the Company, which notice shall state that the Company has elected to convert some or all of the Series A Preferred Stock and the effective date (the "Mandatory Conversion Date") of such conversion, which date shall be the last day of the applicable Mandatory Conversion Period, and that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Company (or of its transfer agent for the Class B Common Stock, if applicable).

            (ii) On or after the Mandatory Conversion Date, shares of Series A Preferred Stock shall no longer be deemed outstanding, the dividends shall cease to accumulate, the holders shall cease to be stockholders, all rights whatsoever with respect to the Series A Preferred Stock so converted will terminate, and the holders entitled to receive Class B Common Stock issuable upon conversion shall be treated for all purposes as the record holder of such Class B Common Stock as and after the Mandatory Conversion Date. The conversion shall occur on Mandatory Redemption Date without any further action by such holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock so converted are surrendered to the Company. Upon the occurrence of such conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall promptly surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate(s), a certificate or certificates for the number of shares of Class B Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the Mandatory Conversion Date.

            (d) Fractions of Shares. The Company shall not issue any fractional shares of Class B Common Stock upon conversion of the Series A Preferred Stock. Instead the Company shall round the results of a conversion up to the nearest full share of Class B Common Stock.

            (e) Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

                  (1) Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Original Issuance Date, the number of shares of Class B Common Stock outstanding is increased by a stock dividend payable in shares of Class B Common Stock or by a subdivision or split-up of shares of Class B Common Stock, then, following the record date for the determination of holders of Class B Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Class B Common Stock issuable on conversion of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                  (2) Upon Combinations. If, at any time after the Original Issuance Date, the number of shares of Class B Common Stock outstanding is decreased by a combination of the outstanding shares of Class B Common Stock into a smaller number of shares of Class B Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased so that the number of shares of Class B Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                  (3) Upon Reclassifications, Reorganizations, Consolidations or Mergers. In the event of any capital reorganization of the Company, any reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Company with or into another Person (where the Company is not the surviving Person or where there is a change in or distribution with respect to the Class B Common Stock), each share of Series A Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Company or of the successor Person resulting from such consolidation or surviving such merger, if any, to which the holder of the number of shares of Class B Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

                  (4) Distributions. If the Company declares, pays or makes a Class B Common Distribution (as hereinafter defined), then the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such Class B Common Distribution by a fraction of which the numerator shall be the fair market value (as determined in good faith by the Board of Directors of the Company whose determination shall be final and binding absent manifest error) per share of Common Stock on the date fixed for such determination less the fair market value (as determined above) on such date of the portion of the assets, property and/or securities so to be distributed applicable to one share of Class B Common Stock and of which the denominator shall be such fair market value per share of Class B Common Stock on the date fixed for such determination, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such Class B Common Distribution. For purposes of this Section 7(e)(4), "Class B Common Distribution" means any dividend or other distribution declared, paid or made on or in respect of the Class B Common Stock (other than a distribution or dividend payable solely in Class B Common Stock for which an adjustment provided by Section 7(e)(1) above is made including any pro rata distribution of cash, property, securities or other assets to the holders of Class B Common Stock, whether or not paid out of capital, surplus or earnings).

            (f) Exercise of Conversion Privilege.

                  (i) To convert shares of Series A Preferred Stock pursuant to
      Section 7(a), a holder must (A) surrender the certificate or certificates evidencing such holder's shares of Series A Preferred Stock to be converted, duly endorsed in a form satisfactory to the Company, at the office of the Company and (B) notify the Company at such office that such holder elects to convert Series A Preferred Stock and the number of shares such holder wishes to convert. Such notice referred to in clause (B) above shall be delivered substantially in the following form:

                      "NOTICE TO EXERCISE CONVERSION RIGHT"

            The undersigned, being a holder of the Series A Convertible Preferred Stock of Playboy Enterprises, Inc. (the "Convertible Preferred Stock") irrevocably exercises the right to convert ____________ outstanding shares of Convertible Preferred Stock on ___________, ____, into shares of Class B Common Stock of Playboy Enterprises, Inc. in accordance with the terms of the shares of Convertible Preferred Stock, and directs that the shares issuable and deliverable upon the conversion be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below.

Dated: [At least one Business Day prior to the date fixed for conversion]

Fill in for registration of
shares of Class B Common Stock
if to be issued otherwise than
to the registered holder:


________________________________
Name


________________________________
Address


________________________________                ________________________________
Please print name and                                (Signature)
address, including postal
code number

Denominations:__________________

                        (ii) Series A Preferred Stock shall be deemed to have
            been converted immediately prior to the close of business on the day (the "Conversion Date") of surrender of such shares of Series A Preferred Stock for conversion in accordance with the foregoing provisions and at such time the shares of Series A Preferred Stock (or portions thereof) submitted for conversion shall no longer be deemed outstanding, the dividend shall cease to accumulate on such shares, the holders shall cease to be stockholders with respect to such shares, and all rights whatsoever with respect to the Series A Preferred Stock so converted will terminate and the holders entitled to receive the Class B Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Class B Common Stock as and after such time. As promptly as practicable on or after the Conversion Date, the Company shall issue and shall deliver at any office of the Company or the transfer agent for the Series A Preferred Stock, a certificate or certificates for the number of full shares of Class B Common Stock issuable upon conversion.

                        (iii) In the case of any certificate evidencing shares
            of Series A Preferred Stock which is converted in part only, upon such conversion the Company shall execute and deliver a new certificate representing an aggregate number of shares of Series A Preferred Stock equal to the unconverted portion of such certificate.

            (g) Notice of Adjustment of Conversion Price. Whenever the Conversion Price is adjusted as herein provided the Company shall compute the adjusted Conversion Price in accordance with Section 7(e) and a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be prepared by the Company, and as soon as practicable after it is prepared, such notice shall be mailed by the Company at its expense to all holders at their last addresses as they shall appear in the stock register.

            (h) Company to Reserve Class B Common Stock. The Company shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Class B Common Stock or out of the Class B Common Stock held in treasury, for the purpose of effecting the conversion of Series A Preferred Stock, the full number of shares of Class B Common Stock then issuable upon the conversion of all outstanding shares of Series A Preferred Stock.

            (i) Taxes on Conversions. The Company will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Class B Common Stock on conversion of Series A Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Class B Common Stock in a name other than that of the holder to be converted or as payment of dividends, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the reasonable satisfaction of the Company that such tax has been or will be paid.

            (j) Status of Converted Series A Preferred Stock. Any shares of Series A Preferred Stock which shall have been exchanged pursuant to Section 7 hereof, shall, after such conversion, have the status of authorized but unissued shares of Preferred Stock without designation as to series, and shall not be reissued as Series A Preferred Stock.

            (k) Minimum Adjustment. No adjustment in the Conversion Price need be made until all cumulative adjustments amount to 1.0% or more of the Conversion Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

      Section 8. Certain Definitions. The following terms shall have the following respective meanings herein:

            "Business Day" means a day other than a Saturday, Sunday or day on which banking institutions in New York are authorized or required to remain closed.

            "Closing Date" means the Closing Date as defined in that certain Purchase Agreement, dated March 6, 2003, among the Company, PEI Holdings, Inc., the subsidiary guarantors listed on Schedule B thereto, Banc of America Securities LLC and Lazard Freres & Co. LLC.

            "Junior Liquidation Stock" means any class or series of capital stock of the Company that, with respect to distributions upon liquidation, dissolution or winding up of the Company, ranks junior to the Series A Preferred Stock.

            "Parity Liquidation Stock" means any class or series of capital stock of the Company that, with respect to distributions upon liquidation, dissolution or winding up the Company, ranks on parity to the Series A Preferred Stock.

            "Senior Liquidation Stock" means any class or series of capital stock of the Company that, with respect to distributions upon liquidation, dissolution or winding up of the Company, ranks senior to the Series A Preferred Stock.

            "Series B Preferred Stock" means the shares of the Preferred Stock created by the Certificate of the Designations, Powers, Preferences and Rights of Series B Exchangeable Preferred Stock of PEI Holdings, Inc., as the same may be amended from time to time.

            "Trading Day" means a day on which the New York Stock Exchange, Inc., or if the New York Stock Exchange, Inc. is not the principle securities exchange or trading market for the Class B Common Stock, the principle securities exchange or trading market for the Class B Common Stock, is open for general trading of securities, other than a day on which general trading of securities on such exchange or market is suspended based on fluctuations in stock market averages or stock market indices or (other than where the context so requires) on a day on which general trading of the Class B Common Stock is suspended."

                            [Execution Page Follows]

            IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by its duly authorized officer this 1st day of May, 2003.

                                       PLAYBOY ENTERPRISES, INC.


                                       By: /s/ Howard Shapiro
                                          ------------------------------------
                                          Name: Howard Shapiro
                                          Title: Executive Vice President, Law
                                                 and Administration, General
                                                 Counsel and Secretary